Filed Pursuant to Rule 433
Registration No. 333-287429
November 13, 2025

BROOKFIELD ASSET MANAGEMENT LTD.
US$600,000,000 4.653% NOTES DUE 2030

US$400,000,000 5.298% NOTES DUE 2036

PRICING TERM SHEET
November 13, 2025

Issuer:	Brookfield Asset Management Ltd.
Security:	4.653% Senior Unsecured Notes due November 15, 2030 (the “2030 Notes”) 5.298% Senior Unsecured Notes due January 15, 2036 (the “2036 Notes” and, together with the 2030 Notes, the “Notes”)
Expected Ratings*:	A- (Stable) (S&P Global Ratings) A (Stable) (Fitch Ratings, Inc.)
Ranking:	Senior Unsecured
Principal Amount:	2030 Notes: US$600,000,000 2036 Notes: US$400,000,000 There will be no sales to affiliates of Brookfield Wealth Solutions Ltd. in connection with this offering.
Trade Date:	November 13, 2025
Expected Settlement Date**:	2030 Notes: November 18, 2025 (T+3) 2036 Notes: November 18, 2025 (T+3)
Maturity Date:	2030 Notes: November 15, 2030 2036 Notes: January 15, 2036
Coupon:	2030 Notes: 4.653% 2036 Notes: 5.298%

Interest Payment Dates:	2030 Notes: May 15 and November 15, commencing May 15, 2026 2036 Notes: January 15 and July 15, commencing July 15, 2026
Price to Public:	2030 Notes: 100.000% of the principal amount 2036 Notes: 99.986% of the principal amount
Benchmark Treasury:	2030 Notes: UST 3.625% due October 31, 2030 2036 Notes: UST 4.250% due August 15, 2035
Benchmark Treasury Price & Yield:	2030 Notes: 99-20¾; 3.703% 2036 Notes: 101-06+; 4.098%
Spread to Benchmark Treasury:	2030 Notes: + 95 basis points 2036 Notes: + 120 basis points
Yield:	2030 Notes: 4.653% 2036 Notes: 5.298%
Denominations:	Initial denominations of US$2,000 and subsequent multiples of US$1,000
Covenants:	Change of control (put @ 101%) Negative pledge Consolidation, merger, amalgamation and sale of substantially all assets
Optional Redemption Provisions:
Make-Whole Call:

2030 Notes: Prior to October 15, 2030 (one month prior to maturity), treasury rate plus 15 basis points

2036 Notes: Prior to October 15, 2035 (three months prior to maturity), treasury rate plus 20 basis points

Par Call:

2030 Notes: At any time on or after October 15, 2030 (one month prior to maturity), at 100% of the principal amount of the 2030 Notes to be redeemed

2036 Notes: At any time on or after October 15, 2035 (three months prior to maturity), at 100% of the principal amount of the 2036 Notes to be redeemed

Use of Proceeds:	The net proceeds from the sale of the Notes will be used for general corporate purposes
CUSIP / ISIN:	2030 Notes: 113004 AB1 / US113004AB12 2036 Notes: 113004 AC9 / US113004AC94
Joint Book-Running Managers:	Citigroup Global Markets Inc. Wells Fargo Securities, LLC BNP Paribas Securities Corp. Mizuho Securities USA LLC
Co-Managers:

BMO Capital Markets Corp.

Brookfield Securities LLC

CIBC World Markets Corp.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Conflicts of Interest:	Brookfield Securities LLC, one of the underwriters of this offering, is an affiliate of the Issuer and, therefore, has a conflict of interest under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to Rule 5121, Brookfield Securities LLC will not confirm sales of the 2030 Notes or the 2036 Notes to any account over which it exercises discretionary authority without the prior written approval of the customer.

Capitalized terms used and not defined herein have the meanings assigned in the Issuer’s Prospectus Supplement, dated November 13, 2025.

* Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes hereunder may be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or by emailing prospectus@citi.com, or by calling Wells Fargo Securities, LLC at 1-800-645-3751 or by emailing wfscustomerservice@wellsfargo.com.

No PRIIPs or UK PRIIPs key information document (KID) has been prepared as European Economic Area or UK retail investors are not targeted.

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